Exhibit (a)(11)

Horizon Pharma plc Announces Expiration of HSR Waiting Period for Proposed Hyperion Therapeutics,

Inc. Acquisition

(DUBLIN, Ireland and BRISBANE, Calif. – April 29, 2015) – Horizon Pharma plc (NASDAQ: HZNP) today announced the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”) expired effective Tuesday, April 28, 2015 with respect to its proposed acquisition of Hyperion Therapeutics, Inc. (NASDAQ: HPTX).

As previously announced on March 30, 2015, Horizon and Hyperion entered into a definitive merger agreement under which Horizon has commenced a tender offer for all of the outstanding shares of Hyperion at $46.00 per share in cash, representing total consideration of approximately $1.1 billion on a fully diluted basis. The expiration of the HSR waiting period satisfies one of the conditions required to consummate the tender offer. Other closing conditions remain to be satisfied, including, among others, a minimum tender of a majority of outstanding Hyperion shares.

The tender offer and withdrawal rights will expire at 12:01 a.m., Eastern Daylight Time, on Thursday, May 7, 2015, unless the tender offer is extended. The complete Offer to Purchase dated April 9, 2015 relating to the tender offer has been filed with the United States Securities and Exchange Commission and can be viewed online, along with any amendments thereto, at www.sec.gov.

About Horizon Pharma plc

Horizon Pharma plc is a specialty biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated products that address unmet medical needs. The company markets a portfolio of products in arthritis, inflammation and orphan diseases. The company’s U.S. marketed products are ACTIMMUNE® (interferon gamma-1b), DUEXIS® (ibuprofen/famotidine), PENNSAID® (diclofenac sodium topical solution) 2% w/w, RAYOS® (prednisone) delayed-release tablets and VIMOVO® (naproxen/esomeprazole magnesium). Horizon’s global headquarters are in Dublin, Ireland. For more information, please visit www.horizonpharma.com.

About Hyperion Therapeutics, Inc.

Hyperion Therapeutics is a commercial-stage biopharmaceutical company committed to developing and delivering life-changing treatments for orphan diseases. The company’s first commercial product, RAVICTI® (glycerol phenylbutyrate) Oral Liquid, was approved in February 2013 and is currently being marketed in the United States. The company also owns worldwide rights to BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, which it markets in the United States. BUPHENYL is also marketed internationally through business partners. In addition, the company is developing RAVICTI for the potential treatment of hepatic encephalopathy. For more information, please visit www.hyperiontx.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to Horizon’s anticipated acquisition of Hyperion and the timing thereof, and other statements that are not historical facts. These forward-looking statements are based on Horizon’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ

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materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Horizon’s ability to complete the acquisition on the proposed terms and schedule; whether Horizon or Hyperion will be able to satisfy their respective closing conditions related to the acquisition; whether sufficient Hyperion stockholders tender their shares in the acquisition; whether Horizon will obtain financing for the transaction on the expected timeline and terms; the outcome of legal proceedings that may be instituted against Hyperion and/or others relating to the acquisition; the possibility that competing offers will be made; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Horizon’s and Hyperion’s respective SEC filings and reports, including their respective Annual Reports on Form 10-K for the year ended December 31, 2014. Horizon Pharma undertakes no duty or obligation to update any forward-looking statements contained in this presentation as a result of new information, future events or changes in its expectations.

Contacts:

Investors:

Robert F. Carey

Executive Vice President, Chief Business Officer

Investor-relations@horizonpharma.com

Media:

Geoff Curtis

Group Vice President, Corporate Communications

gcurtis@horizonpharma.com

Source: Horizon Pharma plc

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